Exhibit 10.17
FORM OF
RESTRICTED STOCK UNIT AWARD AGREEMENT
WITH RESPECT TO SHARES OF
FLORIDA EAST COAST INDUSTRIES, INC.
     This Restricted Stock Unit Award Agreement (this “RSU Agreement”), dated as of October 1, 2009, is made by and between Florida East Coast Industries, Inc., a Florida corporation (the “Company”), and                                          (the “Grantee”). Capitalized terms not defined herein where they first occur shall have the meaning ascribed to them in the last Section hereof. Except in the definition of “Change of Control,” where the context permits, references to the Company shall include any successor to the Company.
1. Grant of Restricted Stock Units. The Company hereby grants to the Grantee                                          restricted stock units (the “RSUs”) with respect to shares of the common stock, par value $0.01, of the Company (“FECI Shares”), subject to all of the terms and conditions of this RSU Agreement.
2. Form and Time of Payment.
     (a) Subject to all the provisions of this RSU Agreement, each RSU granted hereunder shall represent the right to receive a FECI Share, or, if the Company is prohibited at the relevant time by a credit or similar agreement from issuing equity securities to any persons or entities other than Iron Horse Acquisition Holding LLC or any successor thereto (“Iron Horse”) and the Fortress Entities, a limited liability interest of Iron Horse (hereinafter, an “Iron Horse Interest”) having a fair market value equal to the fair market value of a FECI Share) (in each case, as determined by the Board of Directors of the Company (the “Board”), in its good faith discretion).
     (b) The property required to be delivered pursuant to this Section 2 shall be delivered to the Grantee as soon as practicable after the relevant portion of the RSU grant becomes vested and nonforfeitable in accordance with the vesting schedule and provisions set forth in Exhibit A hereto, in settlement of the RSUs comprising such vested portion, but in no event later than two and one-half (2-1/2) months following the end of the calendar year in which such portion becomes vested and nonforfeitable (even if a termination of employment occurs after vesting and before delivery).
3. Restrictions.
     (a) Except as otherwise permitted by any agreement between the Grantee and the Company, the RSUs and their related DERs (as defined in Section 4 hereof) may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of or encumbered and shall be subject to a risk of forfeiture as described in Sections 3(b) and 4(c), respectively, until the vesting requirements and any additional requirements or restrictions contained in this RSU Agreement have been satisfied, terminated or expressly waived by the Company in writing. Unless the Company determines otherwise, upon any attempt by the Grantee to transfer any RSUs or their related DERs or any other rights in respect of RSUs, before the lapse of such restrictions, such RSUs, related DERs and all of the rights related thereto, shall be immediately forfeited by the Grantee without payment of any consideration.
     (b) Except as otherwise provided in Exhibit A hereto, if Grantee’s services to the Company pursuant to the Consulting Agreement entered into between the Company and the Grantee as of the date hereof (the “Consulting Agreement”) are terminated for any reason (including, without limitation, the death or Disability of the Grantee), then this RSU Agreement shall terminate and all rights of the Grantee with respect to RSUs that have not vested shall immediately terminate. Except as otherwise provided in Exhibit A hereto, the RSUs that are subject to restrictions upon the date the Grantee’s services are terminated shall be forfeited without payment of any consideration, and neither the Grantee nor any of his or her successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such RSUs.
4. No Shareholder Rights; Contingent Dividend Equivalent Rights. Except as provided in this Section 4, Grantee shall have no rights of a shareholder or equityholder (including, without limitation, voting rights) under this RSU Agreement unless and until FECI Shares or Iron Horse Interests are delivered to the Grantee following vesting of Grantee’s RSUs.
     (a) Dividend Equivalent Rights. Subject to the terms and conditions of this Agreement, the Company hereby grants a “Dividend Equivalent Right” (or “DER”) to the Grantee with respect to each RSU granted hereunder (the “Related RSU”) and the notional FECI Share underlying such RSU. Subject to those terms and conditions, the DERs granted hereunder give the Grantee the right to receive cash payments (the “DER Payments”) on each date during the “DER Term” (defined below) on which a dividend is paid with respect to the notional FECI Shares underlying the related RSUs (each such date, a “DER Payment Date”). The amount of each DER Payment shall be an amount equal to (i) the number of notional FECI Shares underlying the Related RSUs on the DER Payment Date, multiplied by (ii) the “Per Share Dividend Amount” (defined below) applicable to the relevant dividend payment date for FECI Shares. No interest or other earnings will be credited with respect to the DERs.
     (i) “DER Term” means, with respect to a Related RSU, the period commencing as of the date hereof and ending on the earliest of (i) the date the Consulting Agreement terminates for any reason, or (ii) the date on which delivery is made with respect to the vesting of the Related RSU, or (iii) the date on which the Related RSU is forfeited.
     (ii) “Per Share Dividend Amount” means the amount per share of any ordinary dividend paid during the DER Term which is paid to the holders of FECI Shares (as declared from time to time by the Board).
     (b) Continuance of Services Required. The Grantee’s continued services to the Company pursuant to the Consulting Agreement through each DER Payment Date is a condition to the Grantee’s receipt of that particular DER Payment and the Grantee’s continued rights and benefits under the DERs.

     (c) Effect of Termination of the Consulting Agreement on Payment or Forfeiture of the Related RSUs. If the Consulting Agreement terminates before a DER Payment Date hereunder (regardless of the reason for such termination of the Consulting Agreement, whether with or without Cause, voluntarily or involuntarily, or due to death or Disability), the DERs shall terminate and be extinguished and forfeited upon the date the Consulting Agreement terminates and no DER Payment shall be made with respect to the relevant DER Payment Date or any subsequent DER Payment Date. If a portion or all of the Related RSUs become vested and delivery is made with respect to such vested Related RSUs (or a portion or all of the Related RSUS are forfeited prior to becoming vested), the DERs with respect to such portion or all of the Related RSUs shall terminate and be extinguished and forfeited upon the first to occur of the date on which the Related RSUs are forfeited or the date on which delivery with respect to the Related RSUs is made, and no DER Payment with respect to such DERs shall be made after such date.
5.	Legend on Certificates. Each certificate issued to the Grantee upon written request to the Company or Iron Horse (as applicable) representing Issued Securities issued hereunder shall bear the following (or substantially equivalent) legends on the face or reverse side thereof:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A RESTRICTED STOCK UNIT AWARD AGREEMENT DATED AS OF OCTOBER 1, 2009, BETWEEN                                                              AND FLORIDA EAST COAST INDUSTRIES, INC., A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF [entity to be inserted], AND THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE VOTED, TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS SUCH VOTING, TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION COMPLIES WITH THE PROVISIONS OF SUCH AGREEMENT.
Any security certificate issued at any time in exchange or substitution for any certificates bearing such legends (except a new certificate issued upon the completion of a public distribution of Issued Securities represented thereby) shall also bear such (or substantially equivalent) legends, unless the Issued Securities represented by such certificate are no longer subject to the provisions of this RSU Agreement and, in the opinion of counsel for the Company or Iron Horse, as applicable, the Issued Securities represented thereby need no longer be subject to restrictions pursuant to the Act or applicable state securities law. The Company and Iron Horse shall not be required to transfer on their books any certificate for Issued Securities in violation of the provisions of this RSU Agreement.
6. Restrictive Covenants. The Grantee acknowledges that, during the term of the Consulting Agreement, the Grantee shall have access to secret and confidential information, knowledge or data relating to the Company and its affiliates, and their respective businesses, and will meet and develop relationships with potential and existing suppliers, financing sources, clients, customers and employees of the Company and its affiliates.
     (a) Nonsolicitation. The Grantee agrees that during the period of the Consulting Agreement and for the one (1) year period immediately following termination of such agreement by either party (whether or not for Cause), the Grantee shall not:
     (i) directly or indirectly, engage in the recruiting, soliciting or inducing of any nonclerical employee of the Company or its affiliates to terminate their employment with, or otherwise cease their relationship with, the Company or any of its affiliates, or in hiring or assisting another Person to hire any nonclerical employee of the Company or any of its affiliates or any Person who within six months before had been a nonclerical employee of the Company or any of its affiliates and was recruited or solicited for such employment or other retention while an employee of the Company or any of its affiliates (other than any of the foregoing activities engaged in with the prior written approval of the Company); or
     (ii) directly or indirectly solicit, induce or encourage or attempt to persuade any agent, consultant, supplier or customer of the Company or any affiliate of the Company to terminate such agency or business relationship.
     (b) Disparaging Comments. The Grantee agrees that during the term of the Consulting Agreement and thereafter, the Grantee shall not make any disparaging or defamatory comments regarding the Company or any of its affiliates or Iron Horse or any of its affiliates or, after termination of the Consulting Agreement, make any comments concerning any aspect of the termination of their relationship. The obligations of the Grantee under this paragraph shall not apply to disclosures required by applicable law, regulation or order of any court or governmental agency.
Nothing contained in this Section 6 shall limit any common law or statutory obligation that the Grantee may have to the Company or any of its affiliates. For purposes of this Section 6, “the Company” refers to the Company and any incorporated or unincorporated affiliates of the Company, including any successor to the Company.
     (c) Confidentiality Covenant. During the term of the Consulting Agreement and thereafter, the Grantee will hold and keep confidential all secret and confidential information, knowledge or data relating to the Company and its affiliates, and their respective businesses, including any confidential information as to customers of the Company and its affiliates (i) obtained by the Grantee while providing services to the Company or its affiliates and (ii) not otherwise public knowledge or known within the applicable industry. The Grantee shall not, without prior written consent of the Company, unless compelled pursuant to the order of a court or other governmental or legal body having jurisdiction over such matter, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In the event the Grantee is compelled by order of a court or other governmental or legal body to communicate or divulge any such information, knowledge or data to anyone other than the foregoing, the Grantee will promptly notify the Company of any such order and will cooperate fully with the Company in protecting such information to the extent possible under applicable law. Upon termination of the Consulting Agreement, or at any time as the Company may request, the Grantee will promptly deliver to the Company, as requested, all documents (whether prepared by the Company, an affiliate of the Company, the Grantee or a third party) relating to the Company, an affiliate of the Company or any of their businesses or property which the Grantee may possess or have under the Grantee’s direction or control.
     (d) Acknowledgment. The Grantee agrees and acknowledges that each restrictive covenant in this Section 6 is reasonable as to duration, terms and geographical area and that the same protects the legitimate interests of the Company and its affiliates, imposes no undue hardship on the Grantee, is not injurious to the public, and that, notwithstanding any provision in this RSU Agreement to the contrary, any violation of this restrictive covenant shall be specifically enforceable in any court of competent jurisdiction. The Grantee agrees and acknowledges that a portion of the compensation provided to the Grantee under this RSU Agreement will be provided in consideration of the covenants contained in this Section 6, the sufficiency of which consideration is hereby acknowledged. If any provision of this Section 6 as applied to the Grantee or to any circumstance is adjudged by a court with competent jurisdiction to be invalid or unenforceable, the same shall in no way affect any other circumstance or the validity or enforceability of any other provisions of this Section 6. If the scope of any such provision, or any part thereof, is too broad to permit enforcement of such provision to its full extent, the Grantee agrees that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced. The Grantee agrees and acknowledges that the breach of this Section 6 will cause irreparable injury to the Company and upon breach of any provision of this Section 6, the Company shall be entitled to injunctive relief, specific performance or other equitable relief by any court with competent jurisdiction without the need to prove the inadequacy of monetary damages or post a bond; provided, however, that this shall in no way limit any other remedies which the Company may have (including, without limitation, the right to seek monetary damages). Each of the covenants in this Section 6 shall be construed as an agreement independent of any other provisions in this RSU Agreement.
7. No Rights to Continuation of Consulting Agreement. Nothing in this RSU Agreement shall confer upon the Grantee any right to continue providing services to the Company or any subsidiary thereof or shall interfere with or restrict the right of the Company or its shareholders (or of a subsidiary or its shareholders, as the case may be) to terminate the Consulting Agreement any time for any reason whatsoever, with or without cause.
8. Tax Withholding. It is intended that the Grantee shall be solely responsible for the withholding and/or payment of any federal, state, local or other taxes, including but not limited to, estimated taxes and self-employment taxes, as well as any interest or penalties that may be assessed, imposed or incurred as a result of the compensation paid under this RSU Agreement. The Grantee may satisfy such obligation by (i) making a cash payment to the Company equal to the amount of such taxes, (ii) instructing the Company to deduct a number of FECI Shares otherwise issuable in respect of the RSUs with a fair market value equal to the amount of such taxes or (iii) any other method acceptable to the Company.

9. Section 409A Compliance and Equitable Adjustments. The intent of the parties is that payments and benefits under this RSU Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) to the extent subject thereto, and, accordingly, to the maximum extent permitted, this RSU Agreement shall be interpreted and be administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Grantee shall not be considered to have separated from service with the Company for purposes of this RSU Agreement and no payment shall be due to the Grantee under this RSU Agreement on account of a separation from service until the Grantee would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Any payments described in this RSU Agreement that are due within the “short-term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything to the contrary in this RSU Agreement, to the extent that any RSUs are payable upon a separation from service and such payment would result in the imposition of any individual excise tax and late interest charges imposed under Section 409A of the Code, the settlement and payment of such awards shall instead be made on the first business day after the date that is six (6) months following such separation from service (or death, if earlier). In the event of an FECI Change in Capitalization, the Board shall make such equitable changes or adjustments as it deems necessary or appropriate to the number and kind of securities or other property (including cash) which may become payable in respect of outstanding RSUs and related DERs hereunder.
10. Governing Law. This RSU Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the internal laws, and not the laws pertaining to conflicts or choices of laws, of the State of Florida applicable to agreements made and to be performed wholly within the State of Florida.
11. RSU Agreement Binding on Successors. The terms of this RSU Agreement shall be binding upon Grantee and upon Grantee’s heirs, executors, administrators, personal representatives, transferees, assignees and successors in interest, and upon the Company and its successors and assignees.
12. No Assignment. Notwithstanding anything to the contrary in this RSU Agreement, neither this RSU Agreement nor any rights granted herein shall be assignable by Grantee.
13. Necessary Acts. Grantee hereby agrees to perform all acts, and to execute and deliver any documents that may be reasonably necessary to carry out the provisions of this RSU Agreement, including but not limited to all acts and documents related to compliance with federal and/or state securities and/or tax laws.
14. Severability. Should any provision of this RSU Agreement be held by a court of competent jurisdiction to be unenforceable, or enforceable only if modified, such holding shall not affect the validity of the remainder of this RSU Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification (if any) to become a part hereof and treated as though contained in this original RSU Agreement. Moreover, if one or more of the provisions contained in this RSU Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable, in lieu of severing such unenforceable provision, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear, and such determination by such judicial body shall not affect the enforceability of such provisions or provisions in any other jurisdiction.
15. Entire Agreement. This RSU Agreement contains the entire agreement and understanding among the parties as to the subject matter hereof.
16. Headings. Headings are used solely for the convenience of the parties and shall not be deemed to be a limitation upon or descriptive of the contents of any such Section.
17. Counterparts. This RSU Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.
18. Amendment. No amendment or modification hereof shall be valid unless it shall be in writing and signed by both parties hereto.
19. Definitions. For purposes of this RSU Agreement:
     (a) “Act” means the Securities Act of 1933, as amended.
     (b) An “affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.
     (c) “Applicable Securities” means outstanding equity securities of the Company or Iron Horse, as the case may be and as the context requires.
     (d) “Beneficial Owner” (or any variant thereof) has the meaning defined in Rule 13d-3 under the Exchange Act.
     (e) “Cause” shall have the meaning assigned to such term in the Consulting Agreement. In the event that there is a dispute between the Grantee and the Company as to whether “Cause” for termination exists: (x) such termination shall nonetheless be effective, (y) such dispute shall be subject to arbitration in Jacksonville, Florida using the commercial rules of the American Arbitration Association and (z) the payments or deliveries, if any, to be made by the Company in connection with a sale or purchase of the Applicable Securities held by the Grantee shall be delayed until the final resolution of such dispute in such arbitration.
     (f) “Change of Control” means an event or series of events as a result of which the Fortress Entities, collectively, directly or indirectly legally or beneficially own less than fifty percent (50%) of the voting stock (or other equity interest) of the Company, in each case adjusted pursuant to any stock (or share) split, stock (or share) dividend, recapitalization or reclassification of the capital of the Company; provided, however, that a “Change of Control” shall not be deemed to occur:

     (i) upon an acquisition, merger, amalgamation, continuation into another jurisdiction or other business combination involving the Company, including the sale of all or substantially all of the assets of the Company (each, a “Business Combination”), if one or more Fortress Entities collectively (I) directly or indirectly legally or beneficially own at least thirty percent (30%) of the voting stock (or other equity interest) of the Company or the surviving/acquiring entity, as the case may be, and (II) continue to be the largest shareholder (or other holder of equity) of the Company or the surviving/acquiring entity, as the case may be, following such Business Combination, and a “Change of Control” will not result after any such Business Combination so long as the conditions set forth in clauses (I) and (II) continue to be satisfied; or
     (ii) (I) upon a Company IPO (without regard to the percentage of voting stock (or other equity interest) of the Company directly or indirectly legally or beneficially owned by the Fortress Entities immediately after such Company IPO) or (II) without limiting clause (I), if at any time following a Company IPO one or more Fortress Entities collectively directly or indirectly legally or beneficially own at least thirty percent (30%) of the voting stock (or other equity interest) of the Company and are the largest shareholder (or other holder of equity) of the Company.
     (g) “Company IPO” means a firmly underwritten public offering pursuant to a registration statement declared effective under the Exchange Act covering the offer and sale of shares of stock (or other equity interests) of either the Company or Iron Horse for the account of the Company or Iron Horse, as the case may be, to the public generally in which the net proceeds to the Company or Iron Horse, as the case may be, are not less than $100,000,000.
     (h) “Disability” means, as determined by the Board in good faith, the Grantee’s inability, due to disability or incapacity, to perform all of the Grantee’s duties as may be assigned from time to time under the Consulting Agreement or any other agreement(s) between the Company and the Grantee, for (A) periods aggregating one hundred eighty (180) days, whether or not continuous, in any continuous period of three hundred and sixty five (365) days or, (B) where the Grantee’s absence is adversely affecting the performance of the Company in a significant manner, periods greater than ninety (90) days and the Grantee is unable to resume the Grantee’s duties on a full time basis within ten (10) days after receipt of written notice of the Board’s determination under this clause (B).
     (i) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
     (j) “FECI Change in Capitalization” means any (i) merger, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase or other reorganization or corporate transaction or event, (ii) dividend (whether in the form of cash, stock, or other property), stock split or reverse stock split, (iii) combination or exchange of shares, (iv) other change in corporate structure or (v) declaration of a special dividend (including a cash dividend) or other distribution, which, in any such case, the Board determines, in its discretion, affects FECI Shares, such that an equitable adjustment pursuant to Section 9 hereof is required.

     (k) “Fortress Entity” means any of (i) Fortress Fund V GP L.P. or any affiliate thereof, (ii) any investment vehicle (whether formed as a private investment fund, stock company, partnership or otherwise) or managed account managed directly or indirectly by Fortress Investment Group LLC (“Fortress”) or any of its affiliates, including but not limited to Fortress Fund V (Fund A) L.P. and its parallel affiliated funds or (iii) any Person of which the majority of its stock, partnership or membership interests are owned, directly or indirectly, by any Person described in the sub paragraph (ii) above.
     (l) “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.
[signature page follows]

     IN WITNESS WHEREOF, the parties hereto have executed this RSU Agreement as of the date set forth above.

FLORIDA EAST COAST INDUSTRIES, INC.

By: Name:
Title:

GRANTEE

Name:
[Signature Page to Restricted Stock Unit Award Agreement]

EXHIBIT A
     Subject to the provisions set forth below, on each date in the column captioned “Vesting Date” (each such date, a “Vesting Date”), a percentage of the originally granted RSUs (rounded down to the nearest whole number of RSUs on the first four Vesting Dates) shall vest and become nonforfeitable as follows:

Vesting Date	Percentage of Granted RSUs Vesting
April 1, 2010	Fifty Percent (50%)
April 1, 2011	Twenty-Five Percent (25%)
April 1, 2012	Twenty-Five Percent (25%)
subject in each case to the Grantee continuing to provide services to the Company or a subsidiary of the Company pursuant to the Consulting Agreement through the relevant Vesting Date.
Notwithstanding Section 3(b) of the RSU Agreement and the foregoing provisions of this Exhibit A:
(x) in the event that the Consulting Agreement is terminated by the Company without Cause or the Consulting Agreement is terminated by reason of the Grantee’s death or Disability, and the termination of the Grantee’s services is a “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code, then the RSUs (if any) which are due to vest at the next Vesting Date shall vest on the date of such termination of employment, subject to the Grantee’s execution (within forty-five (45) days after the date of such termination) of a separation agreement prepared by the Company (or such subsidiary) which includes, inter alia, a general release of claims, which becomes effective in accordance with its terms (in the event of the Grantee’s death, such agreement and release may be executed by the personal representative of the Grantee’s estate); and
(y) in the event that the Consulting Agreement is terminated by the Company or such subsidiary without Cause within twelve (12) months following a Change of Control and the termination of the Grantee’s services is a “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code, then one hundred percent (100%) of the RSUs that are not vested as of the date of such termination shall immediately vest.
If vesting occurs pursuant to clause (x) above, payment with respect to the vested RSUs shall be made within sixty (60) days following the termination of the Consulting Agreement, except to the extent that Section 409A(a)(2)(B)(i) of the Code may require that such payment must not be made until the six (6) month anniversary of the date of such termination.
If vesting occurs pursuant to clause (y) or (z) above, payment with respect to the vested RSUs shall be made immediately, except to the extent that Section 409A(a)(2)(B)(i) of the Code may require that such payment must not be made until the six (6) month anniversary of the date of such termination.